CAREER HORIZONS, INC. and SUBSIDIARIES          EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE


                                        Three Months          Six Months
                                       Ended June 30,       Ended June 30,
                                    ___________________  ___________________
                                      1996      1995       1996      1995
                                    _______     _______  _______    _______

Net income                        $4,782,000 $2,720,000 $7,314,000 $3,644,000

Add:  Interest expense on
       7% Convertible
       Senior Notes Due 2002,
       net of taxes                  935,000        ---  1,869,000        ---
                                  __________ __________ __________ __________

Net income - "if converted"       $5,717,000 $2,720,000 $9,183,000 $3,644,000
                                  ========== ========== ========== ==========
Shares outstanding (1):
Weighted average number of
  common shares outstanding       17,638,306 11,922,898 15,809,920 11,862,952
Additional shares assuming
  exercise of employee
  stock options                      642,848    419,276    606,897    466,692
                                  __________ __________ __________ __________
Weighted average number of
  common shares outstanding
  - primary earnings per
  share                           18,281,154 12,342,174 16,416,817 12,329,644
Incremental shares deemed
  outstanding based upon period
  ending fair market value:
    employee stock options            10,377        ---     67,069      1,868
Add: Deemed conversion of
  7% Convertible Senior
  Notes Due 2002                   4,968,318        ---  4,968,318        ---
                                  __________ __________ __________ __________
Weighted average number of
  common shares outstanding
  - fully diluted earnings
  per share                       23,259,849 12,342,174 21,452,204 12,331,512
                                  ========== ========== ========== ==========
Income per common share:

  Primary                               $.26       $.22       $.45       $.30
                                        ====       ====       ====       ====
  Fully Diluted                         $.25       $.22       $.43       $.30
                                        ====       ====       ====       ====











(1) Restated for the Company's two-for-one stock split effective
    February 22, 1996.